Exhibit 10.3

2011 OMNIBUS INCENTIVE COMPENSATION PLAN OF

AMETEK, INC.

RESTRICTED STOCK AGREEMENT

RESTRICTED STOCK AGREEMENT (“Agreement”), made as of the Award Date, by and between AMETEK, Inc., a Delaware corporation (the “Company”), and the Recipient.

W I T N E S S E T H :

WHEREAS, the Company has adopted the 2011 Omnibus Incentive Compensation Plan of AMETEK, Inc. (the “Plan”), pursuant to which the Compensation Committee of the Board of Directors of the Company (the “Committee”) may, inter alia, award shares of the Company’s common stock, par value $0.01 per share (“Shares”), to such key employees of the Company as the Committee may determine, and subject to such terms, conditions and restrictions as the Committee may deem advisable; and

WHEREAS, pursuant to the Plan, the Committee has awarded to the Recipient a restricted stock award, subject to the terms, conditions and restrictions set forth in the Plan and in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Pursuant to the Plan, the Company hereby grants to the Recipient on the Award Date, a Restricted Stock Award, and such Shares, the “Restricted Shares,” are subject to the terms, conditions and restrictions set forth in the Plan and in this Agreement. On the Award Date, the Company shall issue one or more certificates in the name of the Recipient for the number of Shares granted as per this Agreement and as recorded in AMETEK’s stock administrator’s system, and such Shares shall be held by the transfer agent until such time as the Shares become vested and nonforfeitable. Capitalized terms not otherwise defined in this Agreement shall have the same meanings as defined in the Plan.

2.    The Restricted Shares shall become vested and nonforfeitable on the earliest of:

a.    with respect to one-third of the Restricted Shares awarded (and any dividends with respect thereto) on each of the first, second and third anniversaries of the Award Date, subject to the Recipient’s continuous employment with the Company (or any successor or Affiliate) through each such date;

b.    the death or Disability of the Recipient; or

c.    the Recipient’s termination of employment with the Company (including successors and affiliates) as a result of and concurrent with a Change of Control.

Except to the extent, if any, that the Restricted Shares shall have become vested and nonforfeitable pursuant to the foregoing provisions of this paragraph 2, if the Recipient shall voluntarily or involuntarily leave the employ of the Company and its affiliates prior to the third anniversary of the Award Date, any unvested Restricted Shares (and any dividends, distributions and adjustments retained by the Company with respect thereto) shall be forfeited.

3.    The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any Restricted Shares, or any interest therein. The Company shall not be required (a) to transfer on its books any of the Restricted Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or the Plan or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been sold or transferred. Each certificate representing ownership of Shares acquired pursuant to this Agreement shall, prior to the expiration or lapse of all restrictions or conditions on such Shares under this Agreement, have affixed thereto, in addition to any legends required under the Plan or under federal or state securities laws, a legend in substantially the following form:

“Transfer of the securities is restricted by that certain restricted stock agreement dated as of the Award Date, between AMETEK, Inc., a Delaware corporation, and the registered holder hereof, and certain terms of the 2011 Omnibus Incentive Compensation Plan of AMETEK, Inc., copies of which agreement and plan are on file at the principal corporate offices of AMETEK, Inc.”

4.    Prior to the lapse of the restrictions on the transferability of the Restricted Shares, the Recipient shall have all other rights and privileges of a beneficial and record owner with respect to such Shares, including, without limitation, voting rights and the right to receive dividends, distributions and adjustments with respect to such Shares; provided, however, that any dividends or distributions with respect to the Restricted Shares, plus interest credited on any such dividends, shall be retained by the Company for the Recipient’s account and for delivery to the Recipient, together with the stock certificate representing such Shares, only as and when such Restricted Shares have become vested and nonforfeitable, and in no event later than two-and-a-half months after the end of the calendar year in which the Restricted Shares become vested and nonforfeitable. Cash dividends declared on forfeited Shares shall be forfeited as and when such Shares are forfeited. For purposes of this paragraph 4, interest shall be credited from the date a dividend with respect to the Restricted Shares is made to the date on which the Company distributes such amounts to the Recipient, at the five-year Treasury Note rate, plus 0.5%, as such rate is set forth in the Wall Street Journal as of the first business day of each calendar quarter.

5.    If prior to the expiration or lapse of all of the restrictions and conditions on the Restricted Shares under this Agreement, there shall be declared and paid a stock dividend upon the Restricted Shares or if the Restricted Shares shall be split up, converted, exchanged, reclassified or in any way substituted for, the Recipient shall receive, subject to the same restrictions and conditions as the original Restricted Shares subject to this Agreement, the same securities or other property as are received by the holders of the Company’s Shares pursuant to such stock dividend, split up, conversion, exchange, reclassification or substitution. If the Recipient receives any securities or property of the Company (or any acquiring entity) pursuant to this paragraph 5, such securities or other property shall thereafter be deemed to be “Shares” and “Restricted Shares” within the meaning of this Agreement.

6.    If, with respect to the Restricted Shares (and any dividends, distributions and adjustments to such Shares), the Company (or any successor or affiliate) shall be required to withhold amounts under applicable federal, state, local or foreign laws, rules or regulations, including income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Recipient’s participation in the Plan and legally applicable to the Recipient (“Tax-Related Items”), the Company will withhold such number of Restricted Shares as shall have a Fair Market Value, valued on the date on which Tax-Related Items are determined, equal to the amount required to be withheld to satisfy our withholding obligations. The Recipient acknowledges that he has been informed of the availability of making an election in accordance with Section 83(b) of the Code, as amended; that such election must be filed with the Internal Revenue Service within 30 days of the transfer of Shares to the Recipient; and that the Recipient is solely responsible for making such election and for seeking appropriate professional tax advice in relation to any such election.

7.    The Company and the Recipient each hereby agrees to be bound by the terms and conditions set forth in the Plan.

8.    Any notices or other communications given in connection with this Agreement shall be sent either by registered or certified mail, return receipt requested, or by overnight mail, facsimile, or electronic mail to the Company and Recipient address or number of record or to such changed address or number as to which either party has given notice to the other party in accordance with this paragraph 8. All notices shall be deemed given when so mailed, or if sent by facsimile or electronic mail, when electronic confirmation of the transmission is received, except that a notice of change of address shall be deemed given when received.

9.    This Agreement and the Plan constitute the whole agreement between the parties hereto with respect to the Restricted Stock Award.

10.    This Agreement shall not be construed as creating any contract of employment between the Company and the Recipient and does not entitle the Recipient to any benefit other than that granted under this Agreement.

11.    This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns, and shall inure to the benefit of, and be binding on, the Recipient and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Recipient.

12.    The Recipient understands that in order to perform its obligations under the Plan or for the implementation and administration of the Plan, the Company may collect, transfer, use, process, or hold certain personal or sensitive data about Recipient. Such data includes, but is not limited to Recipient’s name, nationality, citizenship, work authorization, date of birth, age, government or tax identification number, passport number, brokerage account information, address, compensation and equity award history, and beneficiaries’ contact information. Recipient explicitly consents to the collection, transfer (including to third parties in Recipient’s home country or the United States or other countries, such as but not limited to human resources personnel, legal and tax advisors, and brokerage administrators), use, processing, and holding, electronically or otherwise, of his/her personal information in connection with this or any other equity award. At all times, the Company shall maintain the confidentiality of Recipient’s personal information, except to the extent the Company is required to provide such information to governmental agencies or other parties and such actions will be undertaken by the Company only in accordance with applicable law.

13.    This Agreement shall be subject to and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of law.

14.    The Recipient recognizes and acknowledges that, by reason of Recipient’s employment by and service to the Company or an Affiliate, Recipient has had and will continue to have access to confidential information of the Company and its Affiliates, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its Affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its Affiliates (“Confidential Information”). The Recipient acknowledges that such Confidential Information is a valuable and unique asset and covenants that Recipient will not, either during or after Recipient’s employment by the

Company, use or disclose any such Confidential Information except to authorized representatives of the Company or as required in the performance of Recipient’s duties and responsibilities. The Recipient shall not be required to keep confidential any Confidential Information which (i) is or becomes publicly available through no fault of the Recipient, (ii) is already in Recipient’s possession (unless obtained from the Company or an Affiliate or one of its customers) or (iii) is required to be disclosed by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the Recipient shall provide the Company written notice of any such order prior to such disclosure to the extent practicable under the circumstances and permitted by applicable law. Further, the Recipient shall be free to use and employ Recipient’s general skills, know-how and expertise, and to use, disclose and employ any contact information, generalized ideas, concepts, know-how, methods, techniques or skills, including, without limitation, those gained or learned during the course of the performance of his/her duties and responsibilities hereunder, so long as he/she applies such information without disclosure or use of any Confidential Information. Upon the Recipient’s termination of employment, the Recipient will return (or destroy, if requested by Company) all Confidential Information to the Company to the fullest extent possible.

15.    During the Recipient’s employment and at any time thereafter, the Recipient agrees not to at any time make statements or representations, orally or in writing, that disparage the commercial reputation, goodwill or interests of the Company (or an Affiliate), or any current or former employee, officer, or director of the Company (or an Affiliate). Nothing in this Agreement shall limit or otherwise prevent (i) any person from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency or any judicial, arbitral or self-regulatory forum or as otherwise required by law; (ii) either party from enforcing the other terms of this Agreement; (iii) the Company (or an Affiliate) from reviewing the Recipient’s performance, conducting investigations and otherwise acting in compliance with applicable law, including making statements or reports in connection therewith, or making any public filings or reports that may be required by law; (iv) the Recipient from the performance of Recipient’s duties while employed by the Company (or an Affiliate); or (v) the Recipient from making a report to any governmental agency or entity, including but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, if Recipient has a reasonable belief that there has been a potential violation of federal or state law or regulation or from making other disclosures that are protected under the whistleblower provisions of any applicable federal or state law or regulation. No prior authorization to make any such reports or disclosures is required and the Recipient is not required to notify the Company that Recipient has made such reports or disclosures. The Recipient, however, may not waive the Company’s (or an Affiliate’s) attorney-client privilege.